                                                                    Exhibit 99.1


                   [CHAMPIONSHIP AUTO RACING TEAMS, INC. LOGO]


Contact:  Thomas L. Carter, Chief Financial Officer, (317) 715-4195


NYSE NOTIFIES CHAMPIONSHIP AUTO RACING TEAMS OF ITS DEFICIENCIES IN MEETING CONTINUED LISTING STANDARDS

INDIANAPOLIS (October 6, 2003) - Championship Auto Racing Teams, Inc. (NYSE:
MPH) today reported that it has received formal notification from the New York Stock Exchange that the Company had fallen below the NYSE continued listing criteria as the Company's average market capitalization is less than $15 million over a 30 trading-day period and the average closing price of its security is less than $1.00 over a consecutive 30-trading-day period.

In order to enhance information available to investors, the NYSE makes available on the consolidated tape an indicator, ".BC," if a company is below the NYSE's quantitative continued listing standards. This indicator will be transmitted with the Company's symbol on and after October 7, 2003.

The Company must notify the NYSE on or prior to October 14, 2003 of its plan to cure the deficiencies or be subject to suspension and delisting procedures. If the Company does not submit a plan that is found acceptable by the NYSE, or the Company cannot affirm an intent to cure, the Company will be subject to immediate suspension by the NYSE and delisting by the SEC, in which case the Company would pursue having its common stock quoted on the OTC Bulletin Board (OTCBB). The Company does not expect to submit a plan nor does it expect to be able to affirm an intent to cure the deficiencies.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.



                                       1